Filed Pursuant to 424(b)(3)
                                   Registration No. 333-14513



              PERMA-FIX ENVIRONMENTAL SERVICES, INC.

      Third Supplement to Prospectus dated November 13, 1996
           ___________________________________________

     As originally provided in the Prospectus, the Company issued to J. P. Carey Enterprises, Inc. ("Carey"), two warrants dated September 16, 1996. The first warrant was to purchase up to 195,000 shares of Common Stock at a purchase price of $0.73 per share ("Carey Warrant One") and was issued in connection with a previous offshore transaction with RBB Bank. The second warrant was to purchase up to 100,000 shares of Common Stock at a purchase price of $1.75 per share ("Carey Warrant Two") and was issued in connection with a private placement. The 295,000 shares of Common Stock to be issued upon the exercise of Carey Warrant One and Carey Warrant Two (collectively, the "Carey Warrants") are covered by the Prospectus, described under "Summary of Securities Being Offered" in the Prospectus and are referred to in other portions of the Prospectus.

     Effective January 5, 1998, Carey assigned all of the Carey Warrants by assigning various portions of such to various shareholders of Carey (the "Carey Warrant Assignees"). The Carey Warrant One was assigned to enable John C. Canouse, James P. Canouse, Jeffrey M. Canouse and Joseph C. Canouse to purchase 39,000, 39,000, 39,000 and 78,000 shares thereunder, respectively. The Carey Warrant Two was assigned to enable John C. Canouse, James
P. Canouse, Jeffrey M. Canouse and Joseph C. Canouse to purchase 20,000, 20,000, 20,000 and 40,000 shares thereunder, respectively.

     In conjunction with the above, the table below supplements and amends, in part, the Selling Security Holders table set forth at page 21 of the Prospectus by (i) adding as a Selling Shareholder each Carey Warrant Assignee, none of whom was previously listed as a Selling Stockholder, and (ii) adjusting the offering information applicable to Carey to account for the assignment by Carey of the Carey Warrants. The number of shares of Common Stock covered by the Prospectus remains unchanged. Except with respect to each Selling Stockholder listed below, and except as supplemented and amended by the First Supplement to the Prospectus dated November 13, 1996, dated June 27, 1997, and the Second Supplement to the Prospectus dated November 13, 1996, dated September 26, 1997, the Selling Security Holders table set forth at page 21 of the Prospectus remains unchanged.

                                                  Common     Percentage of
                                                  Stock         Common
                         Common                Beneficially     Stock
                         Stock                    Owned      Beneficially
                      Beneficially   Common       After       Owned After
                         Owned       Stock     Completion     Completion
                       Prior to      Being          of           of
Selling Stockholder    Offering     Offered      Offering     Offering
___________________ ______________ _________   ___________ _______________
J. P. Carey
Enterprises, Inc.        295,000       --          --             0

Canouse, James P.          --        59,000        --             0

Canouse, Jeffrey M.        --        59,000        --             0

Canouse, John C.           --        59,000        --             0

Canouse, Joseph C.         --       118,000        --             0

January 29, 1998.